INVESTMENT ADVISORY AGREEMENT

THIS AGREEMENT is made and entered into as of this 5th day of January, 2016 by and between Hatteras Funds, LP, a Delaware limited partnership (the “Adviser”) and Hatteras Alternative Mutual Funds Trust, a Delaware statutory trust (the “Trust”), regarding each series of the Trust (the “Funds”).

WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Board of Trustees of the Trust has approved this Agreement, and the Adviser is willing to furnish such services upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. Appointment of Investment Adviser. The Trust desires to employ the Funds’ capital by investing and reinvesting in investments of the kind and in accordance with the limitations specified in its Amended and Restated Declaration of Trust dated April 12, 2002, amended and restated on July 29, 2002, as amended from time to time (the “Charter”), and in its Prospectus as from time to time in effect (the “Prospectus”), and in the manner and to the extent as may from time to time be approved by the Board of Trustees of the Trust. The Trust desires to employ and hereby appoints the Adviser to act as investment adviser to the Funds. The Adviser accepts the appointment and agrees to furnish the services for the compensation set forth below.

2. Delivery of Fund Documents. The Trust has furnished the Adviser with copies properly certified or authenticated of each of the following:

(a)	Charter.
(b)	By-Laws-of the Trust, as amended from time to time.
(c)	Resolutions of the Trustees of the Trust selecting the Adviser as adviser to the Funds and approving the form of this Agreement.
(d)	Funds’ Prospectus.

The Trust will furnish the Adviser from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

3. Name of Funds. The Trust and the Funds may use the names set forth on Appendix A, respectively only for so long as this Agreement or any other Investment Advisory Agreement between the Adviser and the Funds or any extension, renewal or amendment hereof or thereof remains in effect, including any similar agreement with any organization which shall have succeeded to the Adviser’s business as investment adviser. At such time as such an agreement shall no longer be in effect, the Funds will (to the extent that they lawfully can) cease to use such names or any other name indicating that they are advised by or otherwise connected with the Adviser or any organization which shall have so succeeded to the Adviser’s business. The Trust acknowledges that the Adviser may grant the non-exclusive right to use the names set forth on Appendix A to any other corporation or entity, including but not limited to any investment company of which the Adviser or any subsidiary or affiliate thereof or any successor to the business thereof shall be an investment adviser.

4. Services Provided by Adviser. Subject to the supervision and direction of the Board of Trustees of the Trust, the Adviser will, either directly or by identifying and supervising suitable Sub-Advisors (a) act in strict conformity with the Trust’s Declaration of Trust, the Investment Company Act of 1940, as amended (the “1940 Act”) and the Investment Advisers Act of 1940, as amended, (b) manage each Fund’s portfolio and furnish a continual investment program for the Funds in accordance with each Fund's investment objective and policies as described in each Fund’s Prospectus, (c) make investment decisions for the Funds, (d) provide the Funds with investment research and statistical data, advice and supervision, data processing and clerical services, (e) provide the Funds with office facilities which may be the Adviser's own offices, (f) determine what securities shall be purchased for the Funds, what securities shall be held or sold by the Funds, and allocate assets of the Funds to separate sub-accounts of the approved Sub-Advisors, and determine what portion of the Funds’ assets shall be held uninvested, (g) review asset allocations and investment policies with the Board of Trustees of the Funds every quarter, and (h) advise and assist the officers of the Trust in taking such steps as are necessary or appropriate to carry out the decisions of the Board of Trustees of the Trust and its committees with respect to the foregoing matters and the conduct of the business of the Funds. In addition, the Adviser will furnish the Trust with whatever statistical information the Board of Trustees of the Trust may reasonably request with respect to the securities that the Funds may hold or contemplate purchasing.

The Adviser will keep the Trust informed of developments materially affecting each Fund’s portfolio, and will, on its own initiative, furnish the Trust from time to time with whatever information the Adviser believes is appropriate for this purpose.

5. Allocation of Charges and Expenses. The Adviser will make available, without expense to the Funds, the services of such of its officers, directors and employees as may be duly elected officers or trustees of the Funds, subject to the individual consent of such persons to serve and to any limitations imposed by law. The Adviser will pay all expenses incurred in performing its investment advisory services under this Agreement, including compensation of and office space for officers and employees of the Adviser connected with investment and economic research, trading and investment management of the Funds. The Adviser will not be required to pay any investment advisory related expenses of the Funds other than those specifically allocated to it in this paragraph 5. In particular, but without limiting the generality of the foregoing, the Funds will be required to pay: brokerage and other expenses of executing portfolio transactions; taxes or governmental fees; interest charges and other costs of borrowing funds; litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Funds’ business.

6. Compensation of the Adviser. In consideration of the services rendered pursuant to this Agreement, the Funds will pay to the Adviser, as compensation for the services provided by the Adviser under this Agreement, a monthly fee as described in Appendix A to this Agreement. Additionally, as compensation for the services provided by the Adviser under this Agreement and under the separate Underlying Funds Trust Advisory Agreement, each series of the Underlying Funds Trust will pay to the Adviser a monthly fee of 1.75% (on an annualized basis) of its respective average daily net assets.

In the event of any termination of this Agreement, the fee provided for in this paragraph 6 shall be calculated on the basis of a period ending on the last day on which this Agreement is in effect, subject to a pro rata adjustment based on the number of days elapsed in the current period as a percentage of the total number of days in such period.

7. Services to Other Accounts. The Trust understands that the Adviser may act in the future as investment adviser to fiduciary and other managed accounts, and the Trust has no objection to the Adviser so acting, provided that whenever the Funds and one or more other accounts advised by the Adviser are prepared to purchase, or desire to sell, the same security, available investments or opportunities for sales will be allocated in a manner believed by the Adviser to be equitable to each entity. The Trust recognizes that in some cases this procedure may affect adversely the price paid or received by the Funds or the size of the position purchased or sold by the Funds. In addition, the Trust understands that the persons employed by the Adviser to provide service to the Funds in connection with the performance of the Adviser’s duties under this Agreement will not devote their full time to that service. Moreover, nothing contained in this Agreement will be deemed to limit or restrict the right of the Adviser or any “affiliated person” of the Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature to other persons or entities, including serving as investment adviser to, or employee, officer, director or trustee of, other investment companies.

8. Brokerage and Avoidance of Conflicts of Interest. In connection with purchases or sales of portfolio securities for the account of the Funds, neither the Adviser nor any of its trustees, officers or employees will act as a principal or agent or receive any commission with respect to such purchases or sales. The Adviser or its agents shall arrange for the placing of all orders for the purchase and sale of portfolio securities for each Fund's account with brokers or dealers selected by the Adviser. In the selection of such brokers or dealers and the placing of such orders, the Adviser will use its best efforts to seek for the Funds the most favorable execution and net price available and will consider all factors it deems relevant in making such decisions including, but not limited to, price (including any applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm involved and the firm's risk in positioning a block of securities.

The parties agree that it is in the interests of the Funds that the Adviser have access to supplemental investment and market research and security and economic analyses provided by brokers who may execute brokerage transactions at a higher cost to the Funds than may result when brokerage is allocated to other brokers on the basis of the best price and execution. The Adviser is authorized to place orders for the purchase and sale of securities for the Funds with such brokers, subject to review by the Funds' Trustees from time to time. In selecting brokers or dealers to execute a particular transaction and in evaluating the best price and execution available, the Adviser may consider the brokerage and research services (as such terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to the Fund and/or other accounts over which the Adviser exercises investment discretion.

9. Standard of Care; Limitation of Liability. The Adviser will exercise its best judgment in rendering the services described in paragraph 4 above. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Funds in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by the Adviser of its obligations and duties under this Agreement, or a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and amount set forth in Section 36(b)(3) of the 1940 Act). Any person, even though an officer, director, employee, or agent of the Adviser, who may be or become an officer, trustee, employee or agent of the Funds, will be deemed, when rendering services to the Funds, to be rendering such services to, or acting solely for, the Funds and not as an officer, director, employee or agent, or one under the control or direction of the Adviser, even though paid by it.

10. Duration and Termination of this Agreement. This Agreement shall remain in force for an initial term of two years and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees who are not interested persons of the Adviser or of the Funds, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the Board of Trustees or of a majority of the outstanding voting securities of the Funds. The aforesaid requirement that continuance of this Agreement be specifically approved at least annually shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder. This Agreement may, on sixty (60) days, written notice, be terminated at any time without the payment of any penalty, by the Board of Trustees of the Funds, or by vote of a majority of the outstanding voting securities of the Funds, or by the Adviser. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of “interested person”, “assignment” and “majority of the outstanding voting securities”), as from time to time amended, shall be applied, subject, however, to such exemptions, as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

11. Amendment of this Agreement. No provisions of this Agreement may be amended, changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the amendment, change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the outstanding voting securities of the Funds and by the Board of Trustees of the Funds, including a majority of the Trustees who are not interested persons of the Adviser or of the Funds, cast in person at a meeting called for the purpose of voting on such approval.

12. Notice. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

To the Adviser at:

Hatteras Funds, LP
6601 Six Forks Road, Suite 340
Raleigh, NC 27615
Attn: J. Michael Fields
Facsimile: (919) 845-3433

with a copy to:

Drinker Biddle & Reath, LLP
One Logan Square, Suite 2000
Philadelphia, PA 19103-6996
Attn: Joshua B. Deringer, Esq.

To the Trust and the Funds at:

Hatteras Alternative Mutual Funds Trust
6601 Six Forks Road, Suite 340
Raleigh, NC 27615

with a copy to:

Drinker Biddle & Reath, LLP
One Logan Square, Suite 2000
Philadelphia, PA 19103-6996
Attn: Joshua B. Deringer, Esq.

13. Governing Law. This Agreement constitutes the entire agreement of the parties, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by New York law in a manner not in conflict with the provisions of the 1940 Act.

14. Miscellaneous. Neither the holders of Shares of the Funds nor the Trustees shall be personally liable hereunder. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return such counterpart to the Funds, whereupon this letter shall become a binding contract between the Trust, on behalf of the Funds, and the Adviser.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

HATTERAS ALTERNATIVE MUTUAL FUNDS TRUST

By: ______________________
Name: J. Michael Fields
Title: Secretary

HATTERAS FUNDS, LP

By: ______________________
Name: J. Michael Fields
Title: Chief Operating Officer

APPENDIX A

Separate Series of Hatteras Alternative Mutual Funds Trust

Fund	Annual Fee Rate
Hatteras Alpha Hedged Strategies Fund	0.25% of average daily net assets
Hatteras Long / Short Equity Fund	0.00% of average daily net assets
Hatteras Long / Short Debt Fund	0.00% of average daily net assets
Hatteras Alternative Multi-Manager Fund	0.25% of average daily net assets
Hatteras Managed Futures Strategies Fund	0.00% of average daily net assets
Hatteras Event Driven Fund	1.75% of average daily net assets
Hatteras Market Neutral Fund	1.75% of average daily net assets
Hatteras Disciplined Opportunity Fund	1.25% of average daily net assets